UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Almost Family, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Almost Family, Inc. on May 2, 2016.  The meeting will be held at the Company’s headquarters at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky, at 8:30 a.m. local time.

The official Notice of Annual Meeting, Proxy Statement, and Proxy Card are enclosed with this letter.

Please take the time to read carefully the proposals for stockholder action described in the accompanying proxy materials.  Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly completing, signing and dating your proxy form and returning it in the enclosed envelope.  If you attend the meeting, you may revoke your proxy and vote your shares in person.

Your interest and participation in the affairs of the Company are greatly appreciated.  Thank you for your continued support.

Sincerely,

William B. Yarmuth
Chairman of the Board & CEO

ALMOST FAMILY, INC.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky  40223

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of Almost Family, Inc. (the “Company”), will be held at the Company’s headquarters, 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky, on May 2, 2016, at 8:30 a.m., local time, for the following purposes:

(1)	To elect a Board of seven directors to serve until the next annual meeting of stockholders;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 30, 2016;

(3)	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers; and

(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice.  Only stockholders of record at the close of business on March 7, 2016, are entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

Louisville, Kentucky	C. Steven Guenthner
April 1, 2016	Secretary

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED.  IF YOU ARE A REGISTERED HOLDER, YOU MAY CHOOSE TO VOTE YOUR SHARES ONLINE AT HTTP://WWW.INVESTORVOTE.COM/AFAM OR BY CALLING 1-800-652-8683.  IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2016:

This proxy statement and our annual report to stockholders are available on our website at http://www.almostfamily.com/stockholdermeeting.php

ALMOST FAMILY, INC.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 2, 2016

Introduction

This proxy statement and accompanying proxy are being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Almost Family, Inc., a Delaware corporation (the “Company”), to be voted on at the Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments thereof.  In this proxy statement, references to the “Company,” “we,” “us,” or “our” refer to Almost Family, Inc.  This proxy statement and accompanying proxy are first being mailed to stockholders on or about April 1, 2016.

Date, Time and Place

The Annual Meeting will be held at the Company’s headquarters, at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky, on May 2, 2016, at 8:30 a.m., local time, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting.

Record Date and Voting Securities

The Board has fixed the record date (the “Record Date”) for the Annual Meeting as the close of business on March 7, 2016.  Only holders of record of shares of our common stock, par value $0.10 per share, (the “Common Stock”) on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.  At the close of business on the Record Date, there were 10,289,097 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote.  There is no cumulative voting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days before the meeting at the Company’s offices located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky.

The presence either in person or by proxy of the holders of a majority of the shares of Common Stock outstanding as of the Record Date will constitute a quorum and is required for the transaction of business at the Annual Meeting.  You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.  To vote by proxy, you can fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.  If you want to vote in person at the Annual Meeting, and you hold your Common Stock through a securities broker (that is, in street name), you must obtain a proxy from your bank, broker or other holder of record and bring that proxy to the Annual Meeting.

Voting of Proxies

Shares of Common Stock represented by properly executed proxies received before the close of voting at the Annual Meeting will be voted as directed by the stockholders, unless revoked as described below.  Under Delaware law, proxies marked as abstentions are not counted as votes cast, but will be considered present and entitled to vote to determine if a quorum exists.  In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast, but will be considered present and entitled to vote to determine if a quorum exists.

If you return a properly executed proxy card without indicating your vote, your shares will be counted as present for purposes of establishing a quorum and your shares will be voted in accordance with the recommendation of the Board as set forth in this proxy statement.

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement.  If any other matters properly come before the Annual Meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Votes Required

The affirmative vote of a plurality of the votes entitled to be cast by the holders of Common Stock present in person or represented by proxy is required to elect each director nominee.  Proxies cannot be voted for a greater number of persons than are named.

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016 (Proposal 2), to approve the Company’s executive compensation on an advisory basis (Proposal 3), and to approve any other matters that may properly come before the Annual Meeting for shareholder consideration.

Votes “withheld” with respect to the election of directors will have no effect on the outcome of the vote. Abstentions with respect to each of the other Proposals will have the same effect as an AGAINST vote. Abstentions will be counted for the purpose of determining a quorum at the Annual Meeting.

Under rules of the New York Stock Exchange, matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received voting instructions from the beneficial owner (“Broker Non-Votes”), but they may vote those shares in their discretion on any routine matter. Broker Non-Votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the numbers of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Proposals 1 and 3 are non-routine matters, but the ratification of the appointment of the independent registered public accounting firm is a routine matter. Thus, Broker Non-Votes will be counted for the purpose of determining a quorum at the Annual

Meeting, but will not affect the outcome of any proposal being voted on at the Annual Meeting. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who also will determine whether a quorum is present.

Revocability of Proxies

A stockholder who completes and returns the proxy that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the Annual Meeting.  A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Company at the Company’s main office address at any time before the Annual Meeting.  Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the Annual Meeting before the close of voting, or by attending the Annual Meeting and voting in person.  You may attend the Annual Meeting even though you have executed a proxy, but your presence at the Annual Meeting will not automatically revoke your proxy.

Solicitation of Proxies

The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation.  Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock, and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.  In addition, the Company may retain an outside proxy solicitation firm to assist the Company in the distribution of proxy materials and solicitation of votes, at an anticipated cost to the Company of approximately $15,000 plus reasonable out-of-pocket expenses incurred by the proxy solicitor in connection with the proxy solicitation services.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected to serve until the next annual meeting of stockholders.  Although it is not anticipated that any of the nominees listed below will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees.

Nominees for Election as Directors

Set forth below is a list of Board members who will stand for re-election at the Annual Meeting, together with their ages, all Company positions and offices each person currently holds and the year in which each person joined the Board.

Name	Age	Position or Office	Director Since
William B. Yarmuth	63	Chairman of the Board, Chief Executive Officer	1991
Steven B. Bing	69	Director	1992
Donald G. McClinton	82	Director	1994
Tyree G. Wilburn	63	Director	1996
Jonathan D. Goldberg	64	Director	1997
W. Earl Reed, III	64	Director	2000
Henry M. Altman, Jr.	79	Director	2004

William B. Yarmuth. Mr. Yarmuth has been a director and officer of the Company since 1991.  Mr. Yarmuth became Chairman and Chief Executive Officer in 1992; he also served as President until the appointment of Steve Guenthner as President in 2012.  Mr. Yarmuth brings to the Board extensive experience in the healthcare industry. Also, his intimate knowledge of the Company provides a unique understanding of Company operations to the Board.  Mr. Yarmuth has served as a member of the board of directors of Industrial Services of America, Inc. since June 2014.

Steven B. Bing.  Mr. Bing was elected a director in 1992.  Beginning in 2012, Mr. Bing has served as Executive Director with the Kentucky Public Health Association, Inc. and The Kentucky Health Departments Association.  From 2005 to 2011, Mr. Bing served as Senior Vice President Business Development for National Rural Telecommunications Cooperative, a large member owned cooperative in Herndon, Virginia, serving in excess of 1,200 telephone and electric cooperatives across the country.  He is also a director of various closely-held business entities.  From 1999 to 2007, Mr. Bing served with Prosperitas Investment Partners, L.P., a private investment company located in Louisville, Kentucky, most recently as its Chief Operating Officer.  On January 4, 2007, the U.S. District Court for the Western District of Kentucky appointed the U.S. Small Business Administration as Receiver of Prosperitas Investment Partners, L.P.  Mr. Bing brings to the Board operational achievement outside of the healthcare industry.  His business successes provide the Board with business acumen in a diversity of fields.

Donald G. McClinton.  Mr. McClinton was elected a director in 1994.  Mr. McClinton was President and part owner of Skylight Thoroughbred Training Center, Inc., a thoroughbred training center, until 2002, when it was sold.  From 1986 to 1994, Mr. McClinton was co-chairman of Interlock Industries, a privately held conglomerate in the metals and transportation industries. Mr. McClinton has served on the board of directors of Jewish Hospital Healthcare Systems for over 25 years.  Mr. McClinton brings healthcare industry experience and an entrepreneurial spirit to the Board.  His service on the board of directors of a regional healthcare network and his experience as an owner of both a thoroughbred training center and a manufacturing/transportation company provides the Board a broad mixture of success.

Tyree G. Wilburn.  Mr. Wilburn was elected a director in 1996. Since 2002, Mr. Wilburn has served as Managing Partner of The Yearling Funds, which he co-founded. The Yearling Funds are venture capital funds focused on investing in early stage companies. From 2002-2012, Mr. Wilburn was Chairman of the Board and Chief Executive Officer of Merit Health Systems, LLC, a private equity backed hospital management company. He led the successful sale of the company in 2012. Mr. Wilburn was a private investor from 1996 to 2002. From 1992 to 1996, Mr. Wilburn was Chief Development Officer of Community Health Systems, Inc. (NYSE:CYH), and, most recently, Executive Vice President and Chief Financial and Development Officer and CEO-elect. In 1996 he led the successful go-private sale of Community Health Systems to Forstmann Little. From 1974 to 1992, Mr. Wilburn was with Humana Inc. where he held senior and executive positions in mergers and acquisitions, finance, planning, hospital operations, audit and investor relations. He is also a director of several private companies. Mr. Wilburn brings to the Board a thorough understanding of the healthcare industry outside of the Company. His experience in all facets of hospital management gives the Company knowledge of various other aspects of our customer’s needs and our competitive environment.

Jonathan D. Goldberg.  Mr. Goldberg was elected a director in 1997.  Mr. Goldberg is the managing partner of the law firm of Goldberg and Simpson in Louisville, Kentucky, and has served in that capacity since 1991.  Mr. Goldberg’s legal background brings a different perspective to the Board.  His expertise in labor, employment and business law provides the Board important regulatory and governance experience.

W. Earl Reed, III.  Mr. Reed was elected a director in 2000.  Currently, Mr. Reed is President and Chief Executive Officer of Springstone, LLC, a private equity sponsored owner operator of psychiatric hospitals and has served in that capacity since 2010.  From 1998 to 2010, Mr. Reed served as Chief Executive Officer of The Allegro Group, a healthcare financial advisory firm that advises public and private healthcare organizations including providing interim management services.  From August 2005 to September 2007, Mr. Reed served as Chief Executive Officer and Chairman of the Board of LifeCare Holdings, Inc., a privately owned operator of 18 long-term hospitals.  Mr. Reed brings financial experience to the Board, particularly in the healthcare industry.  Also, his leadership experience in the healthcare field adds depth to the Board’s understanding of our industry.

Henry M. Altman, Jr.  Mr. Altman was elected a director in 2004.  Mr. Altman retired in 2002 following over 40 years of experience in public accounting, most recently as the president and managing director of Deming, Malone, Livesay & Ostroff CPA firm.  He is currently the owner of Altman Consulting, an independent business consulting firm.  Mr. Altman currently serves on the board of Passport Health Plan, of which he is Chair.  In 2001, Mr. Altman was presented with the inaugural Kentucky Hospital Association Health Care Governance Award. Mr. Altman brings healthcare industry financial and governance experience to the Board.  As a member of the board of directors of several healthcare industry organizations, Mr. Altman provides insight into the inter-workings of the industry as a whole.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR OF THE COMPANY.

Meetings of the Board of Directors

The Board met on 7 occasions during the fiscal year ended January 1, 2016.  Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his period of service.  In addition, all members of the Board are expected to attend the Annual Meeting and did so in 2015.

Independent Directors — Meetings in Executive Session

The independent directors, as a group, meet in executive session on a regular basis, typically in connection with each regularly scheduled Board meeting without management directors or employees present.

Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  From time to time, the Board also appoints committees for special projects or assignments.

Audit Committee.  As described in its charter, the principal duties of the Audit Committee include appointing the Company’s independent auditors, review and pre-approval of any independent auditor services, reviewing the scope of the audit, reviewing the corporate accounting practices and policies with the independent and internal auditors, reviewing with the independent and internal auditors their respective final reports, reviewing with independent and internal auditors overall accounting and financial controls and consulting with the independent and internal auditors.  The Audit Committee is also responsible for the review and approval of all related-party transactions required to be disclosed under the rules of the Securities and Exchange Commission (SEC); in reviewing a related-party transaction, the Audit Committee will consider the material terms of the transaction, including whether the terms are generally available to an unaffiliated third party under similar circumstances.  A copy of the Audit Committee charter is available in its entirety on the Company’s website, www.almostfamily.com.  All of the members of the Audit Committee are “independent,” as that term is defined in the applicable rules for companies traded on The NASDAQ Global Select Market and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC.  The members of the Audit Committee are Messrs. Altman, Goldberg, Reed (Chair), and Wilburn.  The Board has designated Mr. Reed as the “audit committee financial expert” within the meaning of the SEC rules.  The Audit Committee held four meetings during 2015.

Compensation Committee.  As described in its charter, the principal duties of the Compensation Committee are to review the performance and compensation of officers of the Company, discharge the Board’s duties relating to director compensation, report on compensation policies and procedures as required by the SEC including the disclosures under

“Compensation Discussion and Analysis” herein, consult with compensation advisors, if any, review and approve shareholder votes on equity compensation plans, and to prepare recommendations and periodic reports to the Board concerning such matters.  A copy of the Compensation Committee charter is available in its entirety on the Company’s website, www.almostfamily.com.  The Compensation Committee also administers the Company’s employee stock incentive plans including the periodic review and approval of share grants.  The Compensation Committee makes all compensation decisions regarding Messrs. Yarmuth, Guenthner and Lyles but has typically delegated to the CEO, subject to the committee’s review, compensation decisions regarding the remaining Named Executive Officers.  Mr. Yarmuth provides the Committee his input regarding director and executive officer compensation other than his own compensation; he is not present during the Committee’s deliberations regarding his compensation.

In 2010, the Committee engaged, on behalf of the Company, Pearl Meyer & Partners (“PM&P”) to assist management and the Committee in evaluating the Company’s executive and director compensation program.  PM&P has not provided any services to the Company other than advising the Committee on director and executive officer compensation. The Compensation Committee evaluated whether any work performed by PM&P raised any conflict of interest and determined that it did not.

All of the members of the Compensation Committee are “independent,” as that term is defined in the applicable rules for companies traded on The NASDAQ Global Select Market and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC.  The members of the Compensation Committee are Messrs. Altman, Bing, Goldberg (Chair), McClinton, Reed, and Wilburn.  The Compensation Committee held four meetings during 2015.

Nominating and Corporate Governance Committee.  The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which charter sets forth the functions and responsibilities of the Nominating and Corporate Governance Committee.  A copy of the Nominating and Corporate Governance Committee charter is available in its entirety on the Company’s website, www.almostfamily.com.  As described in its charter, the Nominating and Corporate Governance Committee exercises general oversight with respect to the governance of the Board, including with respect to the identification and recommendation to the Board of proposed nominees for election to the Board.  All of the members of the Nominating and Corporate Governance Committee are “independent,” as that term is defined in the applicable rules for companies traded on The NASDAQ Global Select Market and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC.  The members of the Nominating and Corporate Governance Committee are Messrs. Bing, Goldberg (Chair), and Wilburn.  The Nominating and Corporate Governance Committee held three meetings during 2015.

Director Independence.  In making its determinations regarding director independence, the Board has considered, among other things:

•                  any material relationships with the Company, its subsidiaries or its management, aside from such director’s service as a director;

•                  transactions between the Company, on the one hand, and the directors and their respective affiliates, on the other hand;

•                  transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•                  relationships among the directors with respect to common involvement with for-profit and non-profit organizations.

The Board’s review included the following relationships: (i) Mr. Altman’s son is an owner of an insurance agency which provides employee benefit coverage services to the Company in the ordinary course of business (See “Compensation Committee Interlocks and Insider Participation”) and (ii) Mr. Altman is Chairman of the board of directors of a non-profit community-based health plan administering Kentucky Medicaid benefits to approved providers in its footprint through which the Company receives Kentucky Medicaid reimbursements.  The Board has determined that these relationships have not impaired Mr. Altman’s independence.

Policy Regarding Consideration of Candidates for Director

Stockholder Nominees

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director nominees at the Annual Meeting if stockholders comply with the requirements of the Company’s by-laws; a copy of the relevant section of the by-laws may be obtained from the Company’s Secretary.  To be considered timely for the Annual Meeting, stockholders should submit nominations, if any, not less than 30 days before the Annual Meeting, to the Company’s Corporate Secretary, at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223.  Stockholder nominations should include, among other items, the name, age, business address and residence address of the nominee, the principal occupation or employment of the nominee, the class and number of shares of Common Stock which are beneficially owned by the nominee on the date such nomination is submitted, any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934.  The stockholder nominating such nominee should also include the name and address of such stockholder and any other stockholders known by such stockholder to be supporting such nominee as they appear on the Company’s books along with the class and number of shares of Common Stock which are beneficially owned on the date of the nomination by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee.

Director Qualifications

The Nominating and Corporate Governance Committee seeks to ensure that the majority of directors qualify as “independent,” as that term is defined in the applicable rules for companies traded on The NASDAQ Global Select Market and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC.  The Nominating and Corporate Governance Committee will review with the Board the requisite skills and characteristics for potential nominees.  In addition to board skill needs, this assessment will include the nominee’s qualification as “independent” as well as the nominee’s integrity, business acumen, experience, commitment, diligence, conflicts of interest and ability to act in the interests of all stockholders. While the Board does not prescribe diversity standards, as a matter of practice, it seeks nominees with a broad diversity of experience, professions, skills, and backgrounds.

The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interest of the Company and its stockholders.  Nominees are not discriminated against on the basis of race, religion, gender, national origin, sexual orientation, disability or any other basis proscribed by law.

The manner in which the Nominating and Corporate Governance Committee evaluates a potential nominee will not differ based on whether the nominee is recommended by a stockholder of the Company.

The Company does not pay a third party fee to assist in identifying and evaluating nominees, but the Company does not preclude the potential for using such services if needed as may be determined at the discretion of the Nominating and Corporate Governance Committee.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its chief executive officer, principal financial officer, chief accounting officer and any person performing similar functions. The Company has made the Code of Ethics available on its website at www.almostfamily.com and will post any waivers to the Code of Ethics on the website.

Board Leadership Structure

The Board of Directors believes that Mr. Yarmuth’s service as both Chairman of the Board and CEO is in the best interest of the Company and its stockholders.  Mr. Yarmuth possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role strengthens Mr. Yarmuth’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors.  Additionally, it enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders and employees, particularly during times of turbulent economic and industry conditions.  The Board does not have a lead independent director.

Board’s Role in Risk Oversight

The Board as a whole has responsibility for risk oversight.  The oversight responsibility of the Board is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.  These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, health, safety and environment, political, and reputational risks.

Further, the Audit Committee is specifically charged with the responsibility of meeting periodically with management and internal audit to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Audit Committee also reviews with management, internal audit, external legal counsel and independent auditors matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.  The role of the Compensation Committee in risk management is set forth in the Compensation Discussion and Analysis.

Finally, the Board believes that the Company’s combined Chairman/CEO leadership structure strengthens the Chairman/CEO’s ability to provide insight and direction with regard to the Board’s risk oversight function.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITOR

Pursuant to prior authorization of the Company’s Board, the Audit Committee has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm to audit the financial statements of the Company as of and for the fiscal year ended December 30, 2016 and the effectiveness of the Company’s internal control over financial reporting at December 30, 2016.  Accordingly, a resolution will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP.  If the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider such appointment.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.  One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDED DECEMBER 30, 2016.

PROPOSAL 3

ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934 entitle our shareholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the SEC’s rules.  In accordance with the desire of a majority of the shareholders as demonstrated in an advisory vote at the Company’s 2011 annual meeting, we expect to hold the advisory vote on the compensation of our Named Executive Officers on an annual basis.

As described in detail in this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to (1) motivate and retain executive officers, (2) reward the achievement of short-term and long-term performance goals, (3) establish an appropriate relationship between executive pay and short-term and long-term performance and (4) align executive officers’ interests with those of the Company’s stockholders.  Under these programs, our executive officers are rewarded for the achievement of specific financial operating goals established by the Compensation Committee and the realization of increased stockholder value. Please read the referenced sections for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as disclosed in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

STOCK OWNERSHIP INFORMATION

The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company’s Common Stock of (i) each of the Named Executive Officers, as defined herein, (ii) each director or nominee for director of the Company, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.  The Company has no shares of Preferred Stock outstanding.

Shares of Common Stock Beneficially Owned (1)
Directors and Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Class
William B. Yarmuth	645,001	(2)	6.2%
C. Steven Guenthner	218,463	(3)	2.1%
Steven B. Bing	15,574		*
Donald G. McClinton	52,653	(4)	*
Tyree G. Wilburn	31,459	(5)	*
Jonathan D. Goldberg	63,251	(6)	*
W. Earl Reed, III	144,513	(7)	1.4%
Henry M. Altman, Jr.	32,459	(8)	*
Patrick T. Lyles	126,385	(9)	1.2%
Daniel J. Schwartz	27,275	(10)	*
Rajneesh Kaushal	20,459	(11)	*
Directors and Executive Officers as a Group (12 persons)	1,395,501	(12)	13.1%

	Amount and Nature of		Percent of
5% Beneficial Owners	Beneficial Ownership		Class
William B. Yarmuth	645,001	(2)	6.2%
FMR, LLC	1,473,469	(13)	15.0%
Blackrock, Inc.	752,781	(14)	7.7%
North Tide Capital, LLC	1,250,000	(15)	13.2%
Dimensional Fund Advisors LP	690,287	(16)	7.0%

* Represents less than 1% of class.

(1)

Based upon information furnished to the Company by the named persons, information contained in filings with the SEC, and on the 10,289,097 shares of common stock issued and outstanding as of the Record Date. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days (including stock options), and such shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. Unless otherwise indicated, the named person has the sole voting and investment power with respect to the number of shares of Common Stock set forth opposite such person’s name. Note that amounts included for Directors and Named Executive Officers includes restricted shares which remain unvested as outlined in “Outstanding Equity Awards at Fiscal Year End” for Named Executive Officers and the “Director Compensation Table” for Directors.

(2)

Includes 5,924 shares as to which Mr. Yarmuth shares voting and investment power pursuant to a family trust and 136,250 shares subject to currently exercisable options. Also includes 5,000 shares owned by a

501(c)(3) charitable foundation and 51,205 shares held by spouse. Mr. Yarmuth’s business address is 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223.

(3)	Includes 62,275 shares subject to currently exercisable options.

(4)	Includes 7,500 shares subject to currently exercisable options.

(5)	Includes 7,500 shares subject to currently exercisable options.

(6)

Includes 7,500 shares subject to currently exercisable options, and includes 2,000 shares held by spouse’s self-directed 401(k) plan over which Mr. Goldberg disclaims any beneficial interest. 46,451 shares of common stock have been pledged as loan security.

(7)	Includes 4,125 shares subject to currently exercisable options and 30,435 shares in a revocable trust as to which Mr. Reed disclaims beneficial ownership.

(8)	Includes 7,500 shares subject to currently exercisable options.

(9)	Includes 38,900 shares subject to currently exercisable options and 11,000 shares in a 401(k) account.

(10)	Includes 8,325 shares subject to exercisable options and 350 shares held by spouse over which Mr. Schwartz disclaims beneficial ownership.

(11)	Includes 10,900 shares subject to currently exercisable options.

(12)

Includes currently exercisable options held by all directors and executive officers as a group to purchase 301,125 shares of Common Stock, including 148,100 restricted shares subject to vesting requirements as outlined further in “Outstanding Equity Awards at Fiscal Year-End” for Named Executive Officers and the “Director Compensation Table” for Directors.

(13)

The information concerning FMR, LLC (“FMR”) et al. is based solely upon a Schedule 13G filed with the SEC on February 12, 2016, by FMR and Abigail P. Johnson (“Abigail Johnson”), reporting beneficial ownership of the Company’s stock as of December 31, 2015, on behalf of FMR’s direct and indirect subsidiaries including the Fidelity Low-Priced Stock Fund. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210. In this filing, FMR reported sole voting power with respect to 361,438 of such shares and sole dispositive with respect to all 1,473,469 of such shares, Abigail Johnson reported sole dispositive power with respect to all 1,473,469 of such shares, and the Fidelity Low-Priced Stock Fund reported sole voting power with respect to 817,100 shares. Abigail Johnson is an affiliate of FMR.

(14)

The information concerning BlackRock, Inc. (“BlackRock”) et al. is based solely upon a Schedule 13G filed with the SEC on January 25, 2016, with respect to beneficial ownership of 752,781 shares as of December 31, 2015. The address of BlackRock is 55 East 52nd Street, New York, NY 10022. BlackRock reported beneficial ownership of the shares as the parent holding company of the following subsidiaries: BlackRock Advisors LLC, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. For these purposes, BlackRock reported sole voting power with respect to 738,800 shares and sole dispositive power with respect to 752,781 shares. The Schedule 13G states that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of common stock.

(15)

The information concerning North Tide Capital, LLC (“North Tide”) et al. is based solely upon filings with the SEC by North Tide, North Tide Capital Master, LP (“NT Master”) and Conan Laughlin, including a Schedule 13D/A filed on January 12, 2015, and Form 4 filed on January 23, 2015, with respect to beneficial ownership as of January 22, 2015. The address of North Tide et al. is 500 Boylston Street, Suite 310, Boston, MA 02116. North Tide provides investment management services to NT Master and a managed account. Mr. Laughlin is the manager of North Tide and NT Master. Based on these filings, North Tide shares voting and dispositive power with respect to 1,140,950 of such shares and North Tide and Mr. Laughlin share voting and dispositive power with respect to all 1,250,000 shares. Each of the reporting persons named above disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein.

(16)

The information concerning Dimensional Fund Advisors LP (“Dimensional”) is based solely upon a Schedule 13G filed with the SEC on February 9, 2016, with respect to beneficial ownership as of December 31, 2015. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional reported sole voting with respect to 656,746 shares and sole dispositive power with respect to 690,287 shares which are held by investment companies and other accounts for which Dimensional provides investment management services.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Named Executive Officers, as defined herein.

Name	Age	Position or Office

William B. Yarmuth	63	Chairman of the Board and Chief Executive Officer
C. Steven Guenthner	55	President and Principal Financial Officer
Patrick T. Lyles	54	Senior Vice President — Administration
Daniel J. Schwartz	49	Senior Vice President — Chief Operating Officer
Rajneesh Kaushal	55	Senior Vice President — Chief Clinical Officer

Executive officers of the Company are elected by the Board of Directors for one year and serve at the pleasure of the Board of Directors with the exception of William B. Yarmuth who has an employment agreement with the Company. There are no family relationships between any director or executive officer.

William B. Yarmuth.  Mr. Yarmuth has been a director and officer of the Company since 1991.  Mr. Yarmuth became Chairman and Chief Executive Officer in 1992; he also served as President until the appointment of Steve Guenthner as President in 2012.  Mr. Yarmuth has served as a member of the board of directors of Industrial Services of America, Inc. since June 2014.

C. Steven Guenthner.  Mr. Guenthner has been President and Principal Financial Officer since June of 2012.  Mr. Guenthner served as Senior Vice President and Chief Financial Officer of the Company for twenty years.  From 1983 through 1992, Mr. Guenthner was employed as a C.P.A. with Arthur Andersen LLP.

Patrick T. Lyles.  Mr. Lyles joined the Company as Senior Vice President Planning and Development in 1997 and now serves as Senior Vice President - Administration. Before joining the Company, Mr. Lyles was Vice President Development for the Kentucky Division of Columbia/HCA, a position he had held since 1993. Mr. Lyles’ experience also includes 8 years with Humana Inc. in various financial and hospital management positions.

Daniel J. Schwartz.  Mr. Schwartz joined the Company as Senior Vice President - Operations in April 2013 and now also serves as Chief Operating Officer.  Mr. Schwartz’s healthcare operations management experience includes previously serving as Chief Operating Officer of Addus Healthcare, Inc. from January 2011 until November 2012; owner of New Paradigm Senior Services, LLC from April 2010 until January 2011; and Senior Vice President — North American Operations for Sunrise Senior Living, Inc. from 2006 until April 2010.  Mr. Schwartz served Sunrise Senior Living, Inc. a total of 15 years.  Mr. Schwartz also served as chief operating officer of New Perspective Senior Living from November 2012 until joining the Company.

Rajneesh Kaushal.  Rajneesh Kaushal joined the Company as Senior Vice President in October 2011 and now also serves as Chief Clinical Officer. In 2006 Mr. Kaushal joined Guardian Home Care Holdings as Executive Vice President and Chief Clinical Officer.  Mr.

Kaushal served in the same capacity for AccentCare, a national home health care company, which merged with Guardian Home Care Holdings in December 2010 until he joined the Company.  Mr. Kaushal’s experience also includes hospital and post-acute care geriatrics.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company’s executive compensation program is designed to (1) motivate and retain executive officers, (2) reward the achievement of short-term and long-term performance goals, (3) establish an appropriate relationship between executive pay and short-term and long-term performance and (4) align executive officers’ interests with those of the Company’s stockholders. The primary elements of the Company’s compensation program are base salary, annual cash incentive awards and equity-based compensation. The Company believes that each element supports one or more of the objectives of the Company’s compensation program and provides sufficient flexibility to the Compensation Committee (the “Committee”) to structure future awards to address new issues and challenges facing the Company.  The Company’s executive compensation program is designed to target total direct compensation for the Named Executive Officers (as defined herein) to approximate the 50th percentile of the healthcare industry, depending upon the individual performance of the Named Executive Officer, the officer’s level of responsibility, and the performance of the Company.

2015 Say on Pay Voting Results

At the 2015 Annual Meeting of Stockholders, more than 95% of the stockholder votes cast voted to approve the Company’s 2014 executive compensation program for NEOs. We believe that this vote reflected our stockholders’ strong support of the compensation decisions made by the Committee for our Named Executive Officers.  The Compensation Committee considered these results and, continuing with past practice, made decisions consistent with our compensation philosophy and objectives over the past twelve months.  These actions recognized the Company’s performance, and continued to align executive pay with Company performance results.

Performance Measures

The primary elements of the Company’s executive compensation program are designed to promote the achievement of financial operating goals established by the Board and to increase stockholder value. The Company uses a cash incentive plan providing annual short-term incentives for achievement of goals. These plans provide the Named Executive Officers with the opportunity to earn cash awards for achieving financial operating goals primarily related to targeted levels of earnings per share. The Company believes that this measure is generally used by investors to value the Company’s Common Stock.

The equity-based component of the Company’s executive compensation program is designed to incentivize the Named Executive Officers to increase the value of the Company’s

Common Stock. As such, equity-based compensation directly links the total direct compensation of the Named Executive Officers to stock price appreciation and increases in stockholder value.

The Executive Compensation Process

The Committee is comprised of six directors, each of whom is independent as defined under the NASDAQ Global Select Market listing standards and qualifies as an outside director within the meaning of Section 162(m) of the Code and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Committee meets periodically to review and oversee the Company’s executive compensation program. The Committee makes all compensation decisions regarding Messrs. Yarmuth, Guenthner and Lyles but has typically delegated to the CEO subject to the Committee’s review, compensation decisions regarding the remaining Named Executive Officers. On an annual basis, the Committee reviews base salaries and incentive compensation targets for the Named Executive Officers for the upcoming fiscal year. The Committee also determines whether performance targets under the cash incentive plans were achieved for the prior fiscal year.  The Committee seeks Mr. Yarmuth’s input with respect to executive compensation, but Mr. Yarmuth is not present during voting or deliberations on his compensation.

The Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Committee.  The Committee generally conducts a full market study of compensation practices and makes compensation strategy decisions on a bi-annual basis.  In late 2013 with respect to 2014 compensation, the Committee engaged Pearl Meyer & Partners (“PM&P”), a national provider of compensation consulting services, to assist the Committee in a comprehensive evaluation of the Company’s executive compensation program.  The Committee instructed PM&P to assist the Committee by reviewing the Company’s executive compensation strategy and providing compensation benchmarks to the Committee for each Named Executive Officer, including comparisons of base salary, cash incentives and equity-based compensation.  PM&P also provided the Committee with other relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers.  For 2015, the Committee did not conduct a full market survey but consulted with PM&P on a more limited basis with respect to the Committee’s decisions.

The Committee considers grants of equity-based awards on an annual basis in conjunction with its review and approval of annual salaries, short-term cash incentives and financial operating goals. The Committee may grant equity-based awards periodically, particularly in connection with promotions, exceptional performance or changes in a Named Executive Officer’s level of responsibility.  In 2015, the Committee made annual grants to the Named Executive Officers in March in accordance with past practice following the public announcement of the prior year’s operating results.

The Compensation Committee examines published compensation survey data as well as competitive peer group data, compiled by PM&P, as one of many factors to assist in evaluating each element of compensation for the Named Executive Officers. The Company used the following public companies as a healthcare industry peer group compiled by PM&P so that market conditions could also be appropriately considered: Addus Homecare Corp., Alliance Healthcare Services Inc., Amedisys, Inc., Chemed Corp., Diversicare Healthcare Services, Inc., Gentiva Health Services, Inc., LHC Group Inc., Providence Service Corp., Skilled Healthcare

Group, Inc., and US Physical Therapy, Inc.  This peer group was selected based on organizations of similar size within the healthcare industry and may be periodically reviewed and updated by the Committee based upon recommendations from compensation consultants.  The Committee believes these peer companies have competed for executives with similar talents and expertise to those of the Named Executive Officers.

Components of Executive Compensation

The Company’s executive compensation program uses the following elements to structure the total direct compensation for the Named Executive Officers:

•        base salary;

•        annual cash incentives; and

•        equity-based incentive compensation.

The Committee does not have a pre-established policy for the allocation between fixed compensation, such as base salary, and variable or “at risk” compensation, such as short-term cash incentives and equity.  However, the Committee places a significant portion of total direct compensation for the Named Executive Officers at risk. At risk compensation under the Company’s cash incentive plans incentivizes the Named Executive Officers to reach or exceed desired financial operating goals.  Moreover, at risk compensation under the Company’s equity incentive plans incentivizes the Named Executive Officers since the full benefit of equity-based compensation cannot be realized unless the Named Executive Officers are able to grow the value of the Common Stock over several years.

Base Salary

Base salaries are provided to the Named Executive Officers to compensate them for their services performed during the year.  As part of its 2015 analysis, the Committee considered salary comparisons prepared by PM&P to determine if base salaries for the Named Executive Officers were competitive with similarly situated executives in the peer group and the healthcare industry generally.  As increased as reflected below, the base salaries were within the range of 90% to 110% of the 50th percentile.  The Committee determined that base salaries for Messrs. Yarmuth, Guenthner and Lyles were appropriate at their current levels of $677,000, $446,000 and $325,000 respectively and thus no changes were made for 2015.  The Committee determined that base salaries for Messrs. Schwartz and Kaushal were below targeted levels and decided to increase salaries to better align with the 50th percentile.  For 2015, the Committee increased Mr. Schwartz from $350,000 to $360,000 and Mr. Kaushal’s from $280,000 to $300,000 for 2015.

While certain aspects of performance of the Named Executive Officers can be measured in financial operating metrics, the Committee and Mr. Yarmuth also evaluate the Named Executive Officers in other performance areas that are more subjective.  These areas include the success of the Named Executive Officer in developing and executing the Company’s strategic objectives, capitalizing on growth opportunities, addressing significant challenges affecting the Company, developing key employees and exercising leadership.

Cash Incentives

Under the Company’s executive compensation program, a significant portion of total cash compensation for the Named Executive Officers is subject to the attainment of measurable financial operating goals.  This approach creates a direct incentive for the Named Executive Officers to achieve pre-established performance objectives and places a significant percentage of each Named Executive Officer’s total direct compensation at risk.

The Company maintains an annual cash incentive plan under which the Committee establishes annual financial operating goals for the Company’s key employees, including the Named Executive Officers.  Each Named Executive Officer has a target cash incentive percentage of base salary, based on their respective levels of management responsibility and recommendations of PM&P.  For 2015, the target cash incentive amounts as a percentage of base salary were as follows:

Name	Target Cash Incentive (as % of salary)
William B. Yarmuth	100%
C. Steven Guenthner	80%
Daniel J. Schwartz	60%
Patrick T. Lyles	60%
Rajneesh Kaushal	50%

For 2015, the financial goal for purposes of determining the cash incentive award was based on Adjusted Earnings per Share (EPS).  The Committee determined the following Adjusted EPS performance scale, along with the range of cash incentive award payouts based on achieving the performance goals.

	Threshold	Target	Maximum	Actual (1)
Adjusted EPS Performance	$2.10	$2.30	$2.60	$2.12
Payout	50%	100%	150%	0%

(1) excluding any incentive provision, thus no payout was earned

If the targeted level of Adjusted EPS of $2.30 were achieved, the Committee would award a target bonus amount to Messrs. Yarmuth, Guenthner, Lyles, Schwartz and Kaushal based on the targeted percentage of their base salary as referenced above.  In establishing that no amounts of the cash incentive plan awards should actually be awarded for 2015, the Committee noted that Adjusted EPS Performance is after provision for the cash incentives.  Recording the threshold level of cash incentives would cause the threshold Adjusted EPS Performance not to be met thus the Committee determined that no cash incentives should be awarded.

For additional information, refer to Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Non-GAAP Financial Measures, Adjusted Earnings from Home Health Operations in our annual report on Form 10-K for the fiscal year ended January 1, 2016.

The awards under these cash incentive plans are formulaic, based upon the achievement of financial operating goals established by the Committee. Nevertheless, the Committee retains the discretion to decrease cash incentive awards for unforeseen events or circumstances, including restatements to the Company’s financial statements.

The Company had a record year in successful acquisition work during 2015, the most acquisitive in its history, with approximately $150 million invested and total run-rate revenues of approximately $140 million acquired in a total of six transactions with a meaningful impact being made in all its operating segments.  Home health acquisitions totaling $116 million in revenue and $97 million in total capital deployed were made through three separate transactions adding the state of New York, and significantly expanding the Company’s presence in Ohio and New Jersey.  In February 2015, the Company announced the formation of its HealthCare Innovations (HCI) Segment with its investment in NavHealth following the 2013 acquisition of Imperium Health Management.  Subsequent acquisition of in-home assessment providers Ingenios Health Co. and Long Term Solutions, Inc. increased total HCI transactions to four and a total of $57 million capital deployed in the segment.  Although two of the acquisitions referenced above actually closed on the first business day of 2016, substantially all the transaction work was completed in 2015.

In recognition of the completion of these significant accomplishments, including in particular, the significant accretive impact the transactions had on the valuation of the Company’s common shares during 2015, and the overall level of transaction costs before any transaction-related bonuses, the Committee awarded transaction-related bonus payments to certain members of the executive management team.  In determining the amounts paid to the individual members of the executive management team, the Committee considered, in addition to other factors, the recommendations of Mr. Yarmuth, and the contributory efforts and overall compensation levels of each individual relative to the others and relative to market levels of total compensation.  The Committee, using its sole discretion, awarded the following transaction-related bonus payments: $350,000 for Mr. Yarmuth, $250,000 for Mr. Guenthner, $125,000 for Mr. Lyles, $150,000 for Mr. Schwartz and $50,000 for Mr. Kaushal.

Risk Management and Compensation

The Compensation Committee believes that the Company’s compensation policies and practices are an integral part of the Board’s risk management. The Committee considers various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•                  Appropriate pay philosophy, peer group and other market comparability data and market positioning to align with and support business objectives;

•                  Effective balance in:

•                  Cash and equity pay mix, including the use of restricted stock and stock options, used to focus employees on mitigating downside risk while generating long-term gains;

•                  Short- and longer-term performance focus, including caps on annual cash incentive awards; and,

•                  Management and Board discretion to manage pay appropriately; and,

•                  Compensation Committee oversight of our compensation policies and practices.

The Committee believes that the Company’s executive compensation program does not encourage inappropriate risk-taking and the level of risk associated with the Company’s compensation programs is not reasonably likely to have a material adverse effect on the Company.

Equity-Based Compensation

Since 2007, the Committee has granted equity-based awards for each year and plans to continue to use equity-based compensation as a key component of its overall executive compensation strategy.  Such awards provide a direct and long-term link between the results achieved for the Company’s stockholders and the total direct compensation provided to the Named Executive Officers.  Stock-based compensation is designed to retain the Named Executive Officers through time-based vesting conditions and to motivate them to enhance the value of the Common Stock by aligning the financial interests of the Named Executive Officers with those of the Company’s stockholders.  Equity-based compensation also provides an effective incentive for management to create stockholder value over several years since the full benefit of this element of compensation is primarily realized as a result of the appreciation in the price of the Common Stock.

The Company does not currently have a security ownership policy for its Named Executive Officers.  However, Mr. Yarmuth has a beneficial ownership interest in approximately 6% of our common stock while Mr. Guenthner has a beneficial ownership interest in approximately 2% of our common stock.  The Committee has adopted a requirement that each non-employee director hold common stock equal to the product of three times the annual Board cash retainer payable to a non-employee director.  The Committee generally does not take into consideration equity awards granted in previous years when evaluating awards for the current year.

The Committee does not grant options with an exercise price that is less than the closing price of the Common Stock on the NASDAQ Global Select Market on the grant date (fair market value) and it does not grant stock options that are priced on a date other than the grant date.

The amount of equity awarded to the Named Executive Officers is based upon a number of factors.  First, the Committee considers an overall assessment of the Company’s performance and the equity granting practices of other companies in the healthcare industry and its peer group.  In addition, the Committee considered information prepared by PM&P with respect to the equity awards and considers the relative costs.  In making equity awards in 2015 (“2015 Equity Awards”), the Committee considered PM&P’s recommendation to frame the awards by creating a “target value” of the award by multiplying a market based percentage for equity compensation times the executive’s annual base salary.  The number of options and restricted shares was then rounded to the nearest hundred share number.  (The 2015 Equity Awards were based on the following percentage targets of base salary:  Mr. Yarmuth - 130%; Mr. Guenthner - 115%; Mr. Lyles — 80%; Mr. Schwartz — 60%; and Mr. Kaushal - 50%, as adjusted by the

Committee.)  The Committee then considered the overall performance of the Named Executive Officers and their actual and potential contribution to the Company’s growth and long-term performance in determining individual awards.  The Chief Executive Officer also provided an assessment of the overall level of performance for the other Named Executive Officers.  The assessment of actual and potential contribution is based upon the Committee’s subjective evaluation of each Named Executive Officer.  Based on these assessments, the Committee determined the actual award for each of the Named Executive Officers.

In 2014, the Committee chose to target approximately 50% of the value of the equity award as stock options, with the remaining 50% granted as restricted stock.  In 2015, the Committee changed the mix to target approximately 40% of the value of the equity awards as stock options and 50% granted as restricted stock with the remaining 10% granted as performance shares tied to achievement of the 2015 Adjusted EPS Performance Target.  The Committee made this decision following discussion with PM&P and consistent with the evolving compensation practices shifting more long-term incentives towards performance-based awards.  As noted above, the 2015 Adjusted EPS Performance Target was not achieved.  Thus the 2015 performance shares were forfeited back to the Company.

The Committee believed that this percentage composition would guard against the loss of the incentive value of options if the reimbursement environment turned particularly negative in the long-term, thus resulting in underwater options.  Similarly, in a particularly negative environment, the Committee believed that restricted stock would have an enhanced retention value to maintain the continuity of the Company’s management team as it responds to reimbursement changes.  For valuation purposes, the Committee valued the option shares based on the Monte Carlo option valuation model; the restricted shares were valued at the fair market value as reflected on the NASDAQ Global Select Market.  Options awarded in 2015 vest in four equal annual installments beginning on the first anniversary of the date of grant while restricted shares (and performance shares, if not forfeited) vest in full on the third anniversary of the date of grant.

Section 401(k) Plan and Other Benefits

The Company maintains a Section 401(k) plan (the “401(k) Plan”) that is a tax-qualified defined contribution retirement savings plan under which all eligible employees may contribute up to the limit prescribed by the IRS, on a pre-tax basis.  The Named Executive Officers are eligible to contribute on a pre-tax basis at a discretionary level, which varies annually based upon results of the Plan’s prior year non-discrimination testing. After one year of service, the Company matches 25% of the first 5% of pay that a participant contributes to the 401(k) Plan and may also provide additional profit sharing contributions based upon the Company’s achievement of financial goals established by the Committee.  All employee contributions to the 401(k) Plan are fully vested upon contribution and the Company’s matching contribution vests in full immediately once the employee has three years of service.  Contributions to the 401(k) Plan by the Named Executive Officers are usually limited by IRS rules.  The Company pays the premiums on term life insurance for executive officers that provide a benefit of $300,000.  The Company also pays health insurance premiums for its executive officers in a high deductible health plan that is available to all salaried employees.

Employment and Other Agreements

The Company has a year-to-year employment agreement with William B. Yarmuth, its Chairman of the Board and Chief Executive Officer.  The parties entered into the agreement effective January 1, 1996.  The agreement includes a covenant not to compete for a period of two years following Mr. Yarmuth’s termination as an employee of the Company.  With respect to Mr. Yarmuth’s employment agreement, he and the Company entered into an amendment to ensure that the Employment Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations promulgated thereunder.  As described elsewhere herein, the agreement also provides for payments to be made to Mr. Yarmuth under certain circumstances upon his termination of employment.

In connection with the hiring of Mr. Kaushal in 2011, the Company agreed to pay him 26 weeks of base salary if he is terminated without cause.

In connection with the hiring of Mr. Schwartz in 2013, the Company agreed to pay him 52 weeks of base salary plus a short term incentive target calculated based on the same percentage earned as he earned in his immediately preceding year of employment if he is terminated without cause (excluding by reason of disability, death or voluntary resignation).  The Company also agreed to provide health insurance continuation under COBRA and pay the full COBRA premium for one year following termination.

The Company has no other employment agreements with the Named Executive Officers.

Executive Compensation Tax Deductibility

Section 162(m) of the Code generally provides that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Company.  Although the Company currently attempts to structure all incentive compensation to be deductible for federal income tax purposes, the Company’s primary policy is to maximize the effectiveness of the Company’s executive compensation program. In that regard, the Committee intends to remain flexible to take actions which are deemed to be in the best interests of the Company and its stockholders.  Such actions have not always qualified for tax deductibility under the Code and may not in the future.

The Company accounts for equity-based incentive compensation in accordance with the requirements of ASC Topic 718, Compensation - Stock Compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is composed entirely of independent directors satisfying the requirements of the NASDAQ Global Select Market listing standards.  The Committee is composed of Messrs. Jonathan D. Goldberg (Chair), Henry M Altman, Jr., Steven B. Bing, Donald G. McClinton, W. Earl Reed, III, and Tyree G. Wilburn.  The Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual cash compensation and stock-based incentive compensation plans for the executive officers of the Company.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management.  Based upon the foregoing review and discussion with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

All members of the Compensation Committee of the Company listed below submit the foregoing report.

COMPENSATION COMMITTEE:	Jonathan D. Goldberg, Chair
Henry M. Altman, Jr.
Steven B. Bing
Donald G. McClinton
W. Earl Reed, III
Tyree G. Wilburn

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth certain information regarding the compensation earned for the time periods presented by:  (1) the Chief Executive Officer, (2) the President and Principal Financial Officer, and (3) each of the three other most highly compensated executive officers of the Company during 2015 who were serving at January 1, 2016 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
William B. Yarmuth	2015	677,000	350,000	462,272	322,740	—	6,708	1,818,720
Chairman of the Board &	2014	677,000	—	305,928	309,204	1,117,050	6,552	2,415,734
CEO	2013	570,000	400,000	285,088	275,648	—	1,888	1,532,624

C. Steven Guenthner	2015	446,000	250,000	268,416	187,450	—	9,360	1,161,226
President, PFO &	2014	446,000	—	174,816	176,688	535,200	9,204	1,341,908
Secretary/Treasurer	2013	395,000	300,000	149,792	144,832	—	8,640	998,264

Daniel J. Schwartz	2015	360,000	150,000	111,840	64,827	—	9,360	696,027
Senior Vice President &	2014	350,000	—	65,556	54,432	315,000	9,204	794,192
Chief Operating Officer	2013	203,000	220,000	106,304	84,216	—	53,266	666,786

Patrick T. Lyles	2015	325,000	125,000	130,480	91,280	—	14,888	686,648
Senior Vice President	2014	325,000	—	82,552	82,209	277,875	13,210	780,846
Administration	2013	295,000	175,000	94,224	91,104	—	11,523	666,851

Rajneesh Kaushal	2015	300,000	50,000	78,288	44,982	—	13,803	487,073
Senior Vice President &	2014	280,000	—	50,988	41,328	210,000	12,724	595,040
Chief Clinical Officer	2013	266,000	60,000	62,816	49,764	—	11,711	450,291

(1)  Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of such awards in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.”  Stock awards are valued at the closing stock price on the date of grant.  The Company uses the Monte Carlo valuation model to value option awards.  The assumptions used in the valuation of option awards disclosed herein and in the Grants of Plan-Based Awards Table, are described in Note 7 to the Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended January 1, 2016.

(2)  All Other Compensation for 2015 reflects premiums related to health, dental, life and accidental death and dismemberment insurance benefit elections, as applicable.  In addition, the amounts in Mr. Lyles’ and Mr. Kaushal’s All Other Compensation for 2015 include matching contributions made under the Company’s 401(k) plan.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2015. Options and restricted stock were granted pursuant to the Company’s 2013 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on March 1, 2019.  Restricted stock vests on the third anniversary of the grant date.

Grants of Plan-Based Awards Table

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($) (3)
William B. Yarmuth	3/2/2015	338,500	677,000	1,015,500	—	2,500	2,500	12,400	19,800	37.28	785,012
C. Steven Guenthner	3/2/2015	177,500	355,000	532,500	—	1,400	1,400	7,200	11,500	37.28	455,866
Daniel J. Schwartz	3/2/2015	107,500	215,000	322,500	—	600	600	3,000	4,900	37.28	176,667
Patrick T. Lyles	3/2/2015	97,500	195,000	292,500	—	700	700	3,500	5,600	37.28	221,760
Rajneesh Kaushal	3/2/2015	75,000	150,000	225,000	—	400	400	2,100	3,400	37.28	123,270

(1)  Amounts reflect the possible payouts for 2015 performance under the Company’s annual cash incentive plan as described in the “Compensation Discussion and Analysis.”

(2)  Amounts reflect the possible share payouts for achieving 2015 performance targets under the Company’s equity incentive plan as described in the “Compensation Discussion and Analysis.”

(3)  The grant date fair value of each of the option and restricted stock awards is set forth in the Summary Compensation Table for each named executive officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the outstanding equity awards as of January 1, 2016, for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (11)
William B. Yarmuth	30,000	(1)	—	19.40	2/11/2017	—	—
	20,000	(2)	—	22.18	3/6/2018	—	—
	10,400	(3)	—	33.27	2/8/2019	—	—
	9,000	(4)	—	40.13	12/13/2019	—	—
	13,000	(5)	—	36.69	3/10/2021	—	—
	13,950	(6)	4,650	24.16	2/26/2022	—	—
	11,800	(7)	11,800	20.89	2/28/2023	11,800	451,114
	6,300	(9)	18,900	24.28	3/16/2024	12,600	481,698
	—	(10)	19,800	37.28	3/1/2025	12,400	474,052
C. Steven Guenthner	15,000	(1)	—	19.40	2/11/2017	—	—
	7,500	(2)	—	22.18	3/6/2018	—	—
	6,900	(3)	—	33.27	2/8/2019	—	—
	3,000	(4)	—	40.13	12/13/2019	—	—
	4,300	(5)	—	36.69	3/10/2021	—	—
	4,650	(6)	1,550	24.16	2/26/2022	—	—
	6,200	(7)	6,200	20.89	2/28/2023	6,200	237,026
	3,600	(9)	10,800	24.28	3/16/2024	7,200	275,256
	—	(10)	11,500	37.28	3/1/2025	7,200	275,256
Daniel J. Schwartz	4,400	(8)	4,400	19.52	5/8/2023	4,400	168,212
	1,350	(9)	4,050	24.28	3/16/2024	2,700	103,221
	—	(10)	4,900	37.28	3/1/2025	3,000	114,690
Patrick T. Lyles	9,000	(1)	—	19.40	2/11/2017	—	—
	5,000	(2)	—	22.18	3/6/2018	—	—
	3,700	(3)	—	33.27	2/8/2019	—	—
	2,100	(4)	—	40.13	12/13/2019	—	—
	3,100	(5)	—	36.69	3/10/2021	—	—
	4,050	(6)	1,350	24.16	2/26/2022	—	—
	3,900	(7)	3,900	20.89	2/28/2023	3,900	149,097
	1,675	(9)	5,025	24.28	3/16/2024	3,400	129,982
	—	(10)	5,600	37.28	3/1/2025	3,500	133,805
Rajneesh Kaushal	3,075	(6)	1,025	24.16	2/26/2022	—	—
	2,600	(7)	2,600	20.89	2/28/2023	2,600	99,398
	1,025	(9)	3,075	24.28	3/16/2024	2,100	80,283
	—	(10)	3,400	37.28	3/1/2025	2,100	80,283

(1)                                 Options granted pursuant to the Company’s Amended and Restated 2000 Stock Option Plan.  Options vest ratably over 4 years and were fully vested on 2/10/2011.

(2)                                 Options were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and were fully vested on 3/07/2012.

(3)                                 Options were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and were fully vested on 2/8/2013.

(4)                                 Options were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and were fully vested on 12/13/2013.

(5)                                 Options and restricted stock were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and were fully vested on 3/10/2015.

(6)                                 Options and restricted stock were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on 2/26/2016.

(7)                                 Options and restricted stock were granted pursuant to the Company’s 2007 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on 2/28/2017. Restricted stock vests on the third anniversary of the grant date.

(8)                                 Options and restricted stock were granted pursuant to the Company’s 2013 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on 5/9/2017. Restricted stock vests on the third anniversary of the grant date.

(9)                                 Options and restricted stock were granted pursuant to the Company’s 2013 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on 3/16/2018. Restricted stock vests on the third anniversary of the grant date.

(10)                          Options and restricted stock were granted pursuant to the Company’s 2013 Stock and Incentive Compensation Plan.  Options vest ratably over 4 years and will be fully vested on 3/1/2019. Restricted stock vests on the third anniversary of the grant date.

(11)                          Market value of shares or units of stock that have not vested are based on the stock price at January 1, 2016.

OPTIONS EXERCISED AND STOCK VESTED

The following table provides information on options exercised and stock vesting during the fiscal year ended January 1, 2016 for the Named Executive Officers.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William B. Yarmuth	—	—	6,219	308,760
C. Steven Guenthner	—	—	1,951	102,920
Patrick T. Lyles	—	—	2,700	89,640
Daniel J. Schwartz	—	—	—	—
Rajneesh Kaushal	—	—	1,259	69,720

Potential Payments Under Termination or Change in Control of the Company

The Company has a year-to-year employment agreement with William B. Yarmuth, its Chairman of the Board and Chief Executive Officer.  The agreement had an initial term of two years and provides that it will automatically be renewed for successive one-year terms.  Either the Company or Mr. Yarmuth may terminate the agreement as of the last day of any renewal term by giving at least 60 days’ prior written notice of termination.  In addition, the Company may, by decision of the Board of Directors, terminate the agreement at any time by written notice to Mr. Yarmuth.  Mr. Yarmuth is entitled to certain payments upon termination of employment with the Company.  If Mr. Yarmuth’s employment is terminated under either provision stated above, he would be entitled to a payment equal to two times the base salary earned by him during the preceding twelve months, payable within 30 days following termination.  As of January 1, 2016, this amount would have been $1,354,000.  If Mr. Yarmuth’s employment is terminated by reason of his death or disability, he would be entitled to an amount equal to the excess of (i) 200% of his base salary over (ii) the present value of the disability payments to be received by him under any disability insurance policy maintained and paid for by the Company, if any, during the first two years in which such payments are to be received.  This amount is payable within 90 days following the date of his death or disability.  The employment agreement provides that payments upon termination (including following a change in control as described below) will not be made until Mr. Yarmuth has terminated employment within the meaning of the Internal Revenue Code Section 409A, and that to the extent payments are not exempt from 409A and are triggered by termination, payments will be delayed for six months following termination as required by Code Section 409A.

Following a “change of control,” as defined in the employment agreement, if Mr. Yarmuth’s employment with the Company is terminated for any reason (including cause, as defined) other than death or disability, he would be entitled to 290% of the base salary and bonus  payments paid to him during the one-year period immediately preceding termination.  This payment would be in a lump sum on the date of termination.   As of January 1, 2016, this amount would have been $2,978,300.  For purposes of the agreement, a “change of control” includes (i) any person’s acquisition of 50% or more of the Company’s common stock, (ii) 75% or more of the Company’s directors being replaced, unless the current directors approved of the replacements, and (iii) stockholder approval of a merger or consolidation of the Company or its complete liquidation.  If any of the above payments would be subject to excise taxes, then Mr. Yarmuth would be entitled to receive a payment for the purpose of assuring that he receives all compensation to which the excise tax applies absolutely net of the excise tax.

The agreement includes a covenant not to compete that prohibits Mr. Yarmuth from  competing with the Company within any county of any state in which the Company was at the time of termination conducting business or had a bona fide plan to begin conducting business.

In connection with the hiring of Mr. Kaushal in 2011, the Company agreed to pay him 26 weeks of base salary if he is terminated without cause.  As of January 1, 2016, this amount would have been $150,000.

In connection with the hiring of Mr. Schwartz in 2013, the Company agreed to pay him 52 weeks of base salary plus a short term incentive target calculated based on the same percentage earned as he earned in his immediately preceding year of employment if he is terminated without cause and Mr. Schwartz and the Company sign a mutually agreeable release agreement.  As of January 1, 2016, this amount would have been $700,000.

No other Named Executive Officer has termination or change in control arrangements.

Directors’ Compensation

The Company has targeted compensation for the 50th percentile of the peer group for the non-employee directors.  The amount of equity-based compensation in 2015 is set forth in the Director Compensation Table below.  For 2015, non-employee directors received standard cash compensation according to the following table:

Annual Retainer	$45,000
Chair of audit committee additional retainer	15,000
Chair of compensation committee additional retainer	10,000
Chair of nominating & corporate governance committee additional retainer	5,000
Non-chair audit committee member additional retainer	8,000
Non-chair compensation committee member additional retainer	2,500
Meeting fee per board meeting attended	1,500
Meeting fee per audit committee meeting attended	1,650
Meeting fee per compensation committee meeting attended	1,000
Meeting fee per nominating and corporate governance committee meeting attended	2,000

The Company also reimburses directors for the reasonable expenses they incur to attend board of directors, board committee and stockholder meetings.

DIRECTOR COMPENSATION TABLE

The following table summarizes compensation paid to non-employee directors for 2015. Mr. Yarmuth is the only employee director and he does not receive any additional compensation for his service on the board of directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Options Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation	Total ($)
Steven B. Bing	66,000	69,300	—	—	—	135,300
Donald G. McClinton	62,000	69,300	—	—	—	131,300
Tyree G. Wilburn	82,550	69,300	—	—	—	151,850
Jonathan D. Goldberg	95,050	69,300	—	—	—	164,350
W. Earl Reed, III	85,550	69,300	—	—	—	154,850
Henry M. Altman, Jr.	78,550	69,300	—	—	—	147,850

(1)               As of January 1, 2016, each non-employee director held 1,800 unvested shares of restricted stock which are valued based on the stock price on the grant date and vest on the first anniversary of the grant date.

(2)               At January 1, 2016, the aggregate number of option awards outstanding held by each director was as follows:  Mr. McClinton: 7,500; Mr. Wilburn: 7,500; Mr. Goldberg: 7,500; Mr. Reed: 4,125; and Mr. Altman: 7,500.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board is comprised of Messrs. Altman, Bing, Goldberg (chair), McClinton, Reed and Wilburn, each a non-employee director of the Company.  None of our executive officers serves on the Compensation Committee or board of directors of any other company of which any members of our Compensation Committee or any of our directors is an executive officer.

Henry M. Altman, Jr. is a member of the Board.  Mr. Altman’s son, William L. Altman, is the owner of an insurance agency which provides employee benefit coverage services to the Company in the ordinary course of business.  For these services in 2015, the insurers paid the insurance agency $163,054 in direct commissions, along with indirect commissions of $28,576.  Henry M. Altman, Jr. has no direct or indirect interest in the insurance agency.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of four directors, all of whom meet the current NASDAQ Global Select Market Rules test for independence. The Committee acts under a written charter adopted by the Board. The Audit Committee has prepared the following report on its activities assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company for the fiscal year ended January 1, 2016 (the “Audited Financial Statements”):

•                        The Audit Committee reviewed and discussed the Company’s Audited Financial Statements and the quarterly financial statements with management as well as the effectiveness of the Company’s internal controls over financial reporting.

•                        The Audit Committee discussed and reviewed with the  Company’s independent registered public accounting firm Ernst & Young LLP (the “Independent Auditors”) all communications required by auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States), including those described in PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X and, with management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Committee has discussed various matters with the Independent Auditors related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company Management, and all other material written communications between the Independent Auditors and management.

•                        The Audit Committee obtained from the Independent Auditors a formal written statement describing all relationships between the Independent Auditors and the Company that might bear on the Independent Auditors’ independence consistent with PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning

                              Independence,” discussed with the Independent Auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence, including whether the provision of non-audit services to the Company was compatible with the auditor’s independence.  The Committee also discussed with management, the internal auditors and the Independent Auditors the quality and adequacy of the Company’s internal controls and the organization, responsibilities and staffing of the internal audit function. The Committee reviewed with the Company’s Independent Auditors and its internal auditors their respective audit plans, audit scope and identification of audit risks.

•                        The Audit Committee discussed with Management, the internal auditors and the Independent Auditors the quality and adequacy of the Company’s internal controls and the organization, responsibilities and staffing of the internal audit function. The Committee reviewed with the Company’s independent auditors and its internal auditors their respective audit plans, audit scope and identification of audit risks.

•                        The Audit Committee has discussed and reviewed with Management and the Independent Auditors the Company’s audited consolidated financial statements as of and for the fiscal year ended January 1, 2016, Management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting.

•                        The Committee has a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with the Independent Auditors focused on financial statement review and evaluation.

Based on the review and discussion referred to above, and in reliance thereon, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2016 for filing with the U.S. Securities and Exchange Commission.

All members of the Audit Committee concur in this report.

AUDIT COMMITTEE:	W. Earl Reed, III, Chair
Jonathan D. Goldberg
Tyree G. Wilburn
Henry M. Altman, Jr.

Fees Paid to the Independent Auditors

Audit Fees

Ernst & Young LLP charged to the Company an aggregate amount of $912,000 and $720,000 for professional services rendered for fiscal year 2015 and fiscal year 2014, respectively, for the audit of the Company’s annual financial statements, the reviews of the Company’s financial statements included in the Company’s reports on Form 10-Q, the review of internal control over financial reporting and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Ernst & Young LLP charged to the Company an aggregate amount of $22,500 and $20,500 for assurance and related services rendered for fiscal year 2015 and fiscal year 2014, respectively.  Fees in 2015 include services for financial diligence with respect to acquisitions that were completed during the year.  Both 2015 and 2014 include fees related to the audit of the Company’s 401(k) employee benefit plan and subscription to an on-line accounting research tool.

Tax Fees

Ernst & Young LLP charged to the Company an aggregate amount of $345,000 and $442,600 for professional services rendered for fiscal year 2015 and fiscal year 2014, respectively, for tax compliance, tax advice, tax planning.  Fees in 2014 were significantly impacted by tax compliance matters associated with the Company’s acquisitions completed in 2013.

All Other Fees

There were no other services or fees provided by Ernst & Young LLP in 2015 and 2014.

Pre-Approval Policies and Procedures

During 2015 and 2014, the Audit Committee approved all audit, audit-related and non-audit services provided to the Company by Ernst & Young LLP before management engaged the auditor for those purposes.  The Audit Committee’s current practice is to consider for pre-approval all audit, audit-related, tax and non-audit services proposed to be provided by our independent auditors for the fiscal year.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, stockholders may present proposals to be included in the Company proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner.  Any such proposal must comply with Rule 14a-8.  If a stockholder submitting a matter to be raised at the Company’s next annual meeting desires that such matter be included in the Company’s proxy statement, such matter must be submitted to the Company no later than December 2, 2016.

The Company’s by-laws, copies of which are available from the Company’s Secretary, require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to the Chief Executive Officer or Secretary of the Company not less than thirty days before the annual meeting.  Notices should be sent to the Company’s principal executive offices at 9510 Ormsby Station Road, Suite 300, Louisville, KY 40223.  This notice must include a brief description of the business desired to be brought before the annual meeting, the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known to support such business, the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder’s notice and by any other stockholders known by such stockholder to support such business on the date of such notice and any material interest the stockholder has in such business.  Similar requirements are set forth in the Company’s by-laws with respect to stockholders desiring to nominate candidates for election as director.  See “Policy Regarding Consideration of Candidates for Director” in this proxy statement for more information.

SEC rules set forth standards for what stockholder proposals the Company is required to include in a proxy statement for an annual meeting.

STOCKHOLDERS’ COMMUNICATIONS WITH THE BOARD

Stockholders that want to communicate in writing with the Board, or specified directors individually, may send proposed communications to the Company’s Secretary, C. Steven Guenthner, Almost Family, Inc., 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223.  The proposed communication will be reviewed by the Audit Committee and legal counsel.  If the communication is appropriate and serves to advance or improve the Company or its performance, contains no objectionable material or language, is not unreasonable in length, and is directly applicable to the business of the Company, it is expected that the communication will receive favorable consideration for presentation to the Board or appropriate director(s).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide the Company with copies of all such filed forms.  Section 16(a) of the Securities Exchange Act of 1934 provides that any profit realized by an insider form any purchase and sale, or sale and  purchase, of the Company’s equity securities within less than six months must be disgorged to the Company.  Based solely on its review of such copies or written representations from reporting persons, the Company believes that all Section 16(a) reports were filed on a timely basis during fiscal 2015.

FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2016, accompanies this proxy statement.  The Company’s Annual Report does not form any part of the material for solicitation of proxies.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are available free of charge on our website at www.almostfamily.com as filed with or furnished to the SEC.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the Annual Meeting other than those set forth herein and routine matters incident to the conduct of the meeting.  If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

By Order of the Board of Directors

C. Steven Guenthner
Secretary

Louisville, Kentucky
April 1, 2016

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Eastern Time, on May 2,2016. Vote by Internet Go to www.investorvote.com/AFAM Or scan the QR code with your smartphone Follow the steps outlined on the secure website Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET QR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2 AND 3. 1. ELECTION OF DIRECTORS: (except as marked to the contrary below):  For Withhold  For Withhold  02 - Steven B. Bing 05 - Jonathan D. Goldberg For Against Abstain  01 - William B. Yarmuth 04 - Tyree G. Wilbum 07 - Henry M. Altman, Jr. 2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as independent auditors for the Company. 4. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the Annual Meeting. Non-Voting Items Change of Address — Please print your new address below. 03 - Donald G. McClinton 06 - W. Earl Reed III 3. PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. Comments — Please print your comments below. For Withhold or Against Abstain  Meeting Attendance Mark the box to the right if you plan to attend the ‘—‘ Annual Meeting. Q Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When shares are held by joint tenants, each should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. / / 1 U PX AFAM1

Important notice regarding the availability of proxy materials for the Shareholder Meeting to be Held on May 2, 2016: This Proxy Statement and our Annual Report to security holders are available at: http://www.almostfamily.com/stockholdermeeting.php IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY-ALMOST FAMILY, INC. ANNUAL MEETING OF STOCKHOLDERS - MAY 2,2016, 8:30 a.m Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of ALMOST FAMILY, INC., a Delaware corporation (the “Company”), hereby appoints WILLIAM B. YARMUTH and C STEVEN GUENTHNER, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting on Monday, May 2,2016, at 8:30 a.m. local time, and at any adjournment thereof. The undersigned hereby instructs said proxies or their substitutes: This proxy, when properly executed, will be voted in accordance with any directions hereinbefore given. UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR ELECTION OF THE INDIVIDUALS NOMINATED AS DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE PROVIDE INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.